Exhibit 10.(aa)

WASHINGTON REAL ESTATE INVESTMENT TRUST

LONG-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Background: The new Long-term Incentive Plan (LTIP) replaces the LTIP that was in effect for the performance period ending with calendar year 2005, which is described in the document titled “Washington Real Estate Investment Trust Short-term and Long-term Incentive Compensation Plan.” The prior LTIP provided grants of restricted shares in 2006 based on WRIT’s five-year total shareholder return compared to the average five-year total shareholder return of a benchmark/index of other real estate investment trusts for the period ending prior to the grant date. Restricted shares vested ratably over a period of five years from the grant date. Transition (restricted) Shares were also granted to certain Officers in May 2006 and will vest 25% after one year, 25% after the second year, with the remaining 50% vesting at the end of three years. All Restricted Shares and Transition Shares were granted under WRIT’s Share Grant Plan.

The LTIP: Grants under the new LTIP will be comprised of Restricted Share Units (RSUs), instead of restricted shares, with a five-year vesting period (like the current restricted shares) and performance share units (PSUs), which cliff vest after three years. Management Level A and B employees will receive RSUs only. Officers will receive 1/3 of their LTI grants in RSUs and 2/3 in PSUs. RSUs and PSUs awarded, and WRIT shares issued, under the terms of the LTIP will be granted under WRIT’s Share Grant Plan, as amended to accommodate such grants.

1.    Eligibility: Officers and Management Level A and B employees (including the Director of Retail Leasing, but excluding other leasing group employees) who are employed at the commencement of the performance period (January 1) are eligible to participate the LTIP. In addition, an employee in an eligible class hired after January 1 may participate if the employee’s offer letter specifies that the employee will be eligible for a LTIP award for a performance period that has already commenced.

2.    Determination of Grant for Officers. The value of the total target award (RSUs + PSUs) is based on a percentage of salary established by the Compensation Committee and the participant’s position at WRIT. Officers will receive 1/3 of their LTI target awards in RSUs and 2/3 in PSUs. The dollar values of target awards are established by multiplying the percentage of salary established by the Compensation Committee for each position, with respect to RSUs and PSUs, respectively, shown on Appendix A, by the Officer’s salary. The number of RSUs granted to each Officer is determined by first dividing the dollar value of the target RSU award for that Officer by the price of WRIT shares at the time of grant and then dividing the result by a valuation adjustment factor of 90% to reflect the risk of forfeiture. The target number of PSUs granted to each Officer is determined by first dividing the dollar value of the target PSU award established for that Officer by the price of WRIT shares at the time of grant and then dividing the result by a valuation adjustment factor of 75% to reflect the risk of forfeiture and the probability of achieving target performance.

3.    Determination of Grant for Management Employees. Management Level A and B employees will receive RSUs only. The number of RSUs granted to Management Level A and B employees is determined by first determining the percentage of salary on which the grant will be based. The percentage of salary for Management Level A and B employees is based on WRIT’s performance (50% annual FFO per share and 50% EBIDTA), relative to the target performance established for the year immediately preceding the commencement of the performance period, and is determined in accordance with the applicable schedule on Appendix B. A dollar value is then determined for each employee by multiplying the applicable percentage by the employee’s salary. The actual number of

RSUs granted is then determined by dividing the dollar value established for that employee by the price of WRIT shares at the time of grant and dividing that result by a valuation adjustment factor of 90% to reflect the risk of forfeiture.

4.    Performance Measures for PSUs. Performance will be measured on 50% annual FFO per share and 50% EBIDTA. Targets are established for each year of the three year period in advance of the year, but awards are based on WRIT’s three-year cumulative performance.

5.    Determination of Actual PSU Awards: Payout starts above 90% performance with a continuous payout slope of 1% increase in payout, as a percentage of the target PSU award, for every 0.1% increase in performance, as shown in the payout schedule on Appendix C. The actual number of PSUs paid out is determined by multiplying the target number of PSUs granted by the payout percentage (shown as “Payout as a % of Target Award” in the payout schedule in Appendix C), determined based on actual performance versus target performance, in accordance with the payout schedule. The maximum level of performance that will be recognized is 110% of Target Performance. The Maximum Award, payable for Maximum Performance or above, is 200% of the Target Award. Notwithstanding this payout schedule, the annualized FFO per share growth over the performance period must be at least zero or greater for any payout to be earned; if FFO per share growth is less than zero for the performance period any payouts will be made at the discretion of the Board of Trustees.

6.    Vesting of PSUs. PSUs cliff vest as of the last day of the three year performance period (December 31). Non-vested PSUs are forfeited at termination of employment except in the case of total and permanent disability, death, retirement, layoff on account of a reduction in force, or change in control.

7.    Treatment of PSUs Upon Termination on Account of Death, Disability, Retirement, Layoff on account of a Reduction in Force. Non-vested PSUs are not forfeited at termination of employment in the case of total and permanent disability, death, retirement, or layoff on account of a reduction in force. A pro rata portion of the PSUs granted to a participant who has terminated employment for any of these reasons vests at the end of the performance period. The pro rata portion of PSUs that vests is determined by multiplying the number of PSUs to which the participant is entitled at the end of the performance period by a fraction, the numerator of which is the number of the participant’s months of employment during the performance period and the denominator of which is 36. For this purpose, a month will be treated as a month of employment only if the employee is employed for more than 50% of the days in that month (15 or more days in February and 16 or more days in all other months).

•	Retirement means termination of employment on or after age 65, or on or after age 55 with 20 years of continuous service

•

Total and permanent disability means a medical or physical impairment which can be expected to result in death or last for a continuous period of at least 12 months, as a result of which the participant is receiving income replacement benefits for a period of at least three months from an accident or health plan covering WRIT employees.

8.    Treatment of PSUs Upon Change in Control. The performance period will end on the date of a Change in Control. In the event of a Change in Control, each participant who is employed by WRIT on the date of the Change in Control will receive a pro rata Award based on months of employment through the end of the performance period (whether or not such participant terminates employment). The amount of the Award to be prorated will be based on prorated targets through the end of the performance period. For this purpose, a month will be treated as a month of employment only if the employee is employed for more than 50% of the days in that month (15 or more days in February and 16 or more days in all other months). If (1) a participant has terminated employment during the performance period, but before the Change in Control on account of death, total and permanent disability, retirement, or a layoff on account of a reduction in force, or (2) the termination is involuntary or for good reason (i.e., because of a diminution of the participant’s duties, responsibilities, or compensation) and in either case occurs within 90 days before the Change in Control and WRIT or its successor cannot demonstrate through a preponderance of evidence that the termination was not on account of the Change in Control, the participant’s award will be based on prorated targets through the end of the performance period and his or her months of employment during the performance period relative to the months of employment he or she would have had he or she been employed on the date of the Change in Control.

•	Standards for determining whether a termination of employment is on account of a Change in Control are taken from the WRIT’s Change in Control agreement.

9.    Form and Timing of Payment of Performance Shares. PSUs are converted to common shares of beneficial interest in WRIT, and delivered, within 2 1/2 months of the end of the performance period.

10.    Dividends on PSUs. An amount equal to the dividends granted on WRIT shares is paid in cash at the end of the performance period based on PSUs awarded.

11.    Vesting of RSUs. RSUs vest ratably over five years on the anniversary of the date of grant. Non-vested RSUs are forfeited at termination of employment except in the case of total and permanent disability, death, retirement, layoff on account of a reduction in force, or a Change in Control. Vested RSUs are forfeited if a participant is terminated for “cause” (as defined in the current Change in Control Agreement).

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“Cause” means any of the following: (1) commission by a participant of a felony or crime of moral turpitude; (2) conduct by a Participant in the performance of his duties which is illegal, dishonest, fraudulent or disloyal; (3) the breach by a Participant of any fiduciary duty the Participant owes to the WRIT; or (4) gross neglect of duty or poor performance which is not cured by the Participant to the reasonable satisfaction of WRIT within 30 days of Participant’s receipt of written notice from WRIT advising Participant of said gross neglect or poor performance.

12.    Treatment of RSUs upon Termination on Account of Death, Disability, Retirement, or Layoff on account of a Reduction in Force, or Change in Control. Non-vested RSUs fully vest at termination of employment in the case of (1) total and permanent disability, (2) death, (3) retirement, (4) layoff on account of a reduction in force, or (5) Change in Control.

•	Retirement means termination of employment on or after age 65, or on or after age 55 with 20 years of continuous service

•

Total and permanent disability means a medical or physical impairment which can be expected to result in death or last for a continuous period of at least 12 months, as a result of which the participant is receiving income replacement benefits for a period of at least three months from an accident or health plan covering WRIT employees.

•

A termination that is involuntary or for good reason (i.e., because of a diminution of the participant’s duties, responsibilities, or compensation) will be considered on account of a Change in Control if it occurs (1) on or after the Change in Control or (2) within 90 days before the Change in Control (provided WRIT or its successor cannot demonstrate through a preponderance of evidence that the termination was not on account of the Change in Control).

13.    Form and Timing of Payment of RSUs: RSUs are converted to common shares of beneficial interest in WRIT, and delivered, after: (1) vesting in full for individuals who are employed throughout the five year period; or (2) vesting prior to the end of the five year period upon termination on account of total and permanent disability, death, retirement, layoff on account of a reduction in force, or change in control. In addition, RSUs that were vested at the time of any other termination of employment (other than a termination for “cause”) will be converted to common shares of beneficial interest in WRIT and distributed. Shares will be paid by the end of the next calendar quarter to all participants who are entitled to distribution following vesting at the end of the five-year vesting period. Participants, other than Officers, who are fully or partially vested and are entitled to receive distributions prior to the end of the five-year vesting period, as described in this paragraph 12, will receive their shares by the end of the next calendar quarter following termination of employment. Officers will receive their shares by the end of the next calendar quarter following termination on account of death or disability, but will not receive their shares until the earlier of (1) the expiration of six months following any other termination of employment or (2) the Officer’s death.

14.    Dividends on RSUs: For vested and non-vested RSUs, an amount equal to the dividends granted on WRIT common shares is paid in cash at the same time dividends on WRIT common shares are paid.

15.    LTIP Administration and Interpretation. The LTIP will be administered by the Compensation Committee of the Board of Trustees of WRIT, which has the discretion and authority to interpret the Plan. The LTIP will be interpreted in a manner consistent with ensuring the treatment of the LTIP as two separate plans: (1) a plan pursuant to which RSUs are granted and vest over a five-year period that is operated in compliance with the requirements of Section 409A of the Internal Revenue Code and the regulations and other interpretive guidance issued by the Internal Revenue Service and the U.S. Department of the Treasury guidance under Section 409A (Section 409A regulations); and (2) a plan providing for the award of PSUs that vest as of the end of a three-year performance period and is operated to ensure that such PSUs are exempt from the application of Section 409A as “short-term deferrals” under the Section 409A regulations.

16.    Amendment and Termination of the LTIP. WRIT reserves the right to amend or terminate the LTIP at any time, provided that no amendment will deprive a participant of any vested right under the LTIP, nor result in the acceleration of any award payable under the LTIP if such acceleration would result in a violation of Section 409A of the Internal Revenue Code.

17.    Effective Date. The provisions of the LTIP, as described above, apply to grants of RSUs and PSUs for performance periods beginning on or after January 1, 2006.

Appendix A

WASHINGTON REAL ESTATE INVESTMENT TRUST

LONG-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Officers: LTI Target Award as a Percentage of Salary

Restricted Share Units

Target Award Value as a % of Salary
CEO	EVP	SVPs	Managing Directors
50%	41.7%	33.3%	25%

Performance Share Units

Target Award Value as a % of Salary
CEO	EVP	SVPs	Managing Directors
100%	83.3%	66.7%	50%

Appendix B

WASHINGTON REAL ESTATE INVESTMENT TRUST

LONG-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Management Level A and B Employees:

RSU Actual Award as a Percentage of Salary

Management Level A

Performance vs. Target	Award Value as a % of Salary
<40%	0%
41% - 74%	1.2%
75% - 94%	5%
95% - 99%	7.5%
100%	10%
101% - 105%	11%
106% - 110%	13%
>=111%	15%

Management Level B

Performance vs. Target	Award Value as a % of Salary
<75%	Mgmt. Discretion
75% - 94%	3%
95% - 99%	4%
100%	5%
101% - 105%	6%
106% - 110%	7%
>=111%	8%

Appendix C

WASHINGTON REAL ESTATE INVESTMENT TRUST

LONG-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Officers: PSU Payouts as a Percentage of Target Award

Payouts start above 90% performance and end at 110% performance, with a continuous payout slope of 1% increase in payout, as a percentage of the target PSU award, for every 0.1% increase in performance.

Payouts for every 1% increase in performance are illustrated below. However, for performance that falls between whole percentage points, payouts will be interpolated.

Performance Share Units

Performance vs. Target	Payout as a % of Target Award
<=90%	0%
91%	10%
92%	20%
93%	30%
94%	40%
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
101%	110%
102%	120%
103%	130%
104%	140%
105%	150%
106%	160%
107%	170%
108%	180%
109%	190%
>=110%	200%